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                                                                     EXHIBIT 2.3




                            MERITOR AUTOMOTIVE, INC.
                             STOCK OPTION AGREEMENT


                  STOCK OPTION AGREEMENT, dated as of April 6, 2000 (the "Agreement"), by and between MERITOR AUTOMOTIVE, INC., a Delaware corporation ("Issuer"), and ARVIN INDUSTRIES, INC., an Indiana corporation ("Grantee").

                  WHEREAS, Issuer, Mu Sub, Inc., an Indiana corporation and a wholly-owned subsidiary of Issuer ("Newco"), and Grantee propose to enter into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), providing for, among other things, a merger of Issuer with and into Newco, followed immediately by a merger of Grantee with and into Newco, with Newco being the surviving corporation;

                  WHEREAS, as a condition and inducement to Grantee's willingness to enter into the Merger Agreement and the Arvin Stock Option Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below); and

                  WHEREAS, as a condition and inducement to Issuer's willingness to enter into the Merger Agreement and this Agreement, Issuer has requested that Grantee agree, and Grantee has agreed, to grant Issuer an option to purchase shares of Grantee's common stock under the Arvin Stock Option Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, in the Merger Agreement and in the Arvin Stock Option Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

                  SECTION 1. Grant of Options. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 12,397,833 shares (the "Option Shares") of common stock, par value $1 per share, of Issuer (the "Shares") (which Option Shares represent 19.9% of the number of Shares outstanding as of the date hereof), together with the
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associated purchase rights (the "Rights") under the Meritor Rights Agreement, at a purchase price of $15.6875 per Option Share (such price, as adjusted if applicable, the "Purchase Price"). The number of Option Shares that may be received upon the exercise of the Option and the Purchase Price are subject to adjustment as set forth in Section 6.

                  SECTION 2. Exercise of Option. (a) Grantee may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of a Purchase Event (as defined below); provided that, except as otherwise provided herein, the Option shall terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time, (ii) six months after the first occurrence of a Purchase Event (or if, at the expiration of such six months after the first occurrence of a Purchase Event, the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed), (iii) termination of the Merger Agreement under circumstances which do not and cannot result in Grantee's becoming entitled to receive termination fees from Issuer pursuant to Section 8.2(c) of the Merger Agreement, (iv) unless a Purchase Event occurs on or before such date, 12 months after the termination of the Merger Agreement under circumstances which could result in Grantee's becoming entitled to receive termination fees from Issuer pursuant to clause (A) of Section 8.2(c) of the Merger Agreement, (v) the date Issuer shall have paid (and Grantee shall have received) a Total Repurchase Amount equal to the Maximum Repurchase Price pursuant to Section 7 and (vi) the date Grantee shall have received Total Profit equal to the Maximum Profit. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

                  (b) As used herein, a "Purchase Event" means an event the result of which is that a termination fee is required to be paid by Issuer to Grantee pursuant to Section 8.2(c) of the Merger Agreement.

                  (c) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the "Exercise Notice"; the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 10 business days from such


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Notice Date for the closing of such purchase (a "Closing"; and the date of such
Closing, a "Closing Date"); provided that such closing shall be held only if (A) such purchase would not otherwise violate or cause the violation of applicable law (including the HSR Act), (B) no law, rule or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, decree or ruling issued by a court or other governmental authority of competent jurisdiction shall be in effect, which prohibits delivery of such Option Shares (and the parties hereto shall use their reasonable best efforts to have any such order, injunction, decree or ruling vacated or reversed) and (C) any prior notification to or approval of any other regulatory authority in the United States or elsewhere required in connection with such purchase shall have been made or obtained, other than those which if not made or obtained would not reasonably be expected to result in a significant detriment to Grantee and its Subsidiaries taken as a whole or Issuer and its Subsidiaries taken as a whole. If the Closing cannot be consummated by reason of a restriction set forth in clause (A), (B) or (C) above, notwithstanding the provisions of Section 2(a), one or more Closings shall be held from time to time in respect of that number of Option Shares the purchase of which is no longer restricted, each such Closing to be held within five business days after the elimination of the applicable restriction.

                  Section 3. Payment and Delivery of Certificates. (a) On each Closing Date, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Purchase Price multiplied by the Option Shares to be purchased on such Closing Date.

                  (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such closing, which Option Shares shall be free and clear of all liens, charges or encumbrances ("Liens"), and if the Option should be exercised in part only, a new Option evidencing the rights of Grantee to purchase the balance of the Option Shares purchasable hereunder, and Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement.


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                  (c) Certificates for the Option Shares delivered at each
Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

                  THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF APRIL 6, 2000. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR.

                  It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

                  (d) Upon the giving by Grantee to Issuer of an Exercise Notice provided for in Section 2(c) and the tender of the applicable purchase price in immediately available funds, Grantee shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to Grantee. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of certificates representing the Option Shares under Section 3 in the name of Grantee or its assignee, transferee or designee.

                  SECTION 4. Authorized Stock. Issuer hereby represents and warrants to Grantee that Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, at all times from the


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date hereof until the obligation to deliver Shares upon the exercise of the
Option terminates, and will have reserved for issuance, upon exercise of the Option, Shares necessary for issuance to Grantee upon exercise of the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional Shares or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The Shares to be issued upon due exercise of the Option, including all additional Shares or other securities which may be issuable upon exercise of the Option pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Liens, including any preemptive rights of any stockholder of Issuer.

                  SECTION 5. Purchase Not for Distribution. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

                  SECTION 6. Adjustment upon Changes in Capitalization, etc. (a) In the event of any change in Shares by reason of reclassification, recapitalization, stock split, split-up, combination, exchange of shares, stock dividend, dividend payable in any other securities or property (other than quarterly cash dividends in the ordinary course of business), or any similar event, the type and number of Shares or securities subject to the Option, and the Purchase Price therefor (including for purposes of repurchase thereof pursuant to Section 7), shall be adjusted appropriately, and proper provisions shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. If any additional Shares are issued after the date of this Agreement or, if after the date of this Agreement, any Shares are redeemed, repurchased or retired by Issuer or otherwise cease to be outstanding (other than pursuant to an event described in the immediately preceding sentence or otherwise pursuant to this Agreement), the number of Shares subject to the Option shall be adjusted so that immediately after such issuance,


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redemption, repurchase, retirement or other event, it equals 19.9% of the number of Shares then issued and outstanding. In no event shall the number of Shares subject to the Option exceed 19.9% of the number of Shares issued and outstanding at the time of exercise (without giving effect to any shares subject or issued pursuant to the Option).

                  (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Option is adjusted as provided in the first sentence of Section 6(a), the Purchase Price per Option Share shall be adjusted by multiplying the Purchase Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

                  (c) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee, Newco or one of their respective Subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee, Newco or one of their respective Subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other Person or cash or any other property, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Grantee, Newco or one of their respective Subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Option Shares had the Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable; and the Applicable Price (as defined in Section 7(c)) will be computed with respect to such shares, securities or property. Issuer shall take such steps in connection with such consolidation, merger, sale, transfer or other such transaction as may be reasonably


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necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

                  SECTION 7. Repurchase of Option and Option Shares. (a) Notwithstanding the provisions of Section 2, at any time commencing upon the first occurrence of a Purchase Event and ending upon termination of this Option in accordance with Section 2, Issuer (or any successor entity thereof) shall:
(i) at the written request of Grantee (any such request, a "Cash Exercise Notice"), repurchase from Grantee the Option or a portion thereof (if and to the extent not previously exercised or terminated) at a price which, subject to
Section 10 below, is equal to the excess, if any, of (x) the Applicable Price (as defined below) as of the Section 7 Request Date (as defined below) for a Share over (y) the Purchase Price (subject to adjustment pursuant to Section 6), multiplied by all or such portion of the Option Shares subject to the Option as Grantee shall specify in the Cash Exercise Notice (the "Option Repurchase Price") and (ii) at the written request of Grantee (any such request, an "Option Shares Notice"), repurchase from Grantee such number of the Option Shares that have been issued upon exercise of the Option as Grantee shall specify in the Option Shares Notice at a price which, subject to Section 10 below, is equal to the Applicable Price as of the Section 7 Request Date for a Share multiplied by the number of Option Shares so specified (the "Option Share Repurchase Price").

                  (b) In connection with any exercise of rights under this
Section 7, Issuer shall, within five business days after the Section 7 Request Date, pay the Option Repurchase Price or the Option Share Repurchase Price, as the case may be, in immediately available funds, and Grantee or such owner of the Option or Option Shares, as the case may be, shall surrender to Issuer the Option or Option Shares, as applicable. Upon receipt by Grantee of the Option Repurchase Price, the obligations of Issuer to deliver Option Shares pursuant to
Section 3 of this Agreement shall be terminated with respect to the number of Option Shares specified in the Cash Exercise Notice for which payment of the Option Repurchase Price has been received.

                  (c) For purposes of this Agreement, the following terms have the following meanings:


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                   (i) "Applicable Price", as of any date, means the highest of
         (A) the highest price per Share paid or proposed to be paid by any third party for Shares or the consideration per Share received or to be received by holders of Shares, in each case pursuant to any Acquisition Proposal for or with Issuer made on or prior to such date or (B) the average closing price per Share as reported on the NYSE Composite Tape or if the Shares are not listed on the NYSE, the highest bid price per Share as quoted on the National Association of Securities Dealers Automated Quotation System or, if the Shares are not quoted thereon, on the principal trading market on which such Shares are traded as reported by a recognized source, during the 10 trading days preceding such date. If the consideration to be offered, paid or received pursuant to the foregoing clause (A) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer.

                  (ii) "Section 7 Request Date" means the date on which Grantee delivers to Issuer a Cash Exercise Notice or an Option Shares Notice, as the case may be.

                  (d) In no event shall (i) the aggregate Option Repurchase Price paid pursuant to this Section 7 for the Option (or portion thereof), plus
(ii) any excess of (A) the Option Share Repurchase Price paid pursuant to this
Section 7 for Option Shares over (B) Grantee's aggregate purchase price for such repurchased Option Shares (the sum of (i) plus (ii), the "Total Repurchase Amount") be in excess of the Maximum Profit less any termination fee paid by Issuer and received by Grantee pursuant to Section 8.2(c) of the Merger Agreement (the "Maximum Repurchase Price").

                  SECTION 8. Registration Rights. Issuer shall, if requested by Grantee or any permitted assignee of Grantee which is the owner of Option Shares (collectively with Grantee, the "Owners") at any time and from time to time within two years of the first exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares or other securities that have been acquired by or are issuable to such Owners upon exercise of the Option in accordance with the intended


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method of sale or other disposition stated by such Owners, including a "shelf"
registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period at least 120 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be postponed or suspended for a period of time not exceeding 120 days in the aggregate if the Board of Directors of Issuer shall have determined in its good faith reasonable judgment that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer (but in no event shall Issuer exercise such postponement or suspension right more than twice). Any registration statement prepared and filed under this
Section 8, and any sale covered thereby, shall be at Issuer's expense except underwriting discounts or commissions, brokers' fees and the reasonable fees and disbursements of Owners' counsel related thereto. The Owners shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If during the time period referred to in the first sentence of this Section 8 Issuer effects a registration under the Securities Act of Shares for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow the Owners the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for the Owners under this Section 8; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of Shares requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the offering price, Issuer and the Owners shall each reduce on a pro rata basis the Shares to be included therein on their respective behalf. In connection with any registration pursuant to this Section 8, Issuer and the Owners shall provide each other and any underwriter of the offering with customary representations, warranties, covenants,


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indemnification and contribution in connection with such registration.

                  SECTION 9. Additional Covenants of Issuer. (a) If Shares or any other securities to be acquired upon exercise of the Option are then listed on the NYSE or any other securities exchange or market, Issuer, upon the request of any Owner, will promptly file an application to list the Shares or other securities to be acquired upon exercise of the Option on the NYSE or such other securities exchange or market and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

                  (b) Issuer will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to permit the exercise of the Option in accordance with the terms and conditions hereof, as soon as practicable after the date hereof, including making any appropriate filing pursuant to the HSR Act and any other applicable law, supplying as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other applicable law, and taking all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

                  (c) Issuer agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by it.

                  (d) The periods during which Grantee may exercise its rights under Section 2, Section 3 and Section 7 hereof shall be extended in each case at the request of Grantee to the extent necessary (i) to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods, and (ii) to avoid liability by Grantee under Section 16(b) of the Exchange Act by reason of such exercise.

                  SECTION 10. Limitation of Grantee Profit. (a) Notwithstanding any other provision in this Agreement and the Merger Agreement, in no event shall Grantee's Total Profit (as defined below) exceed $25,000,000 (the "Maximum Profit") and, if Grantee's Total


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Profit otherwise would exceed such amount, Grantee, at its sole discretion, shall either (i) reduce the number of Shares subject to the Option, (ii) deliver to Issuer for cancellation Shares (or other securities into which Option Shares are converted or exchanged) previously purchased by Grantee, (iii) pay cash to Issuer, or (iv) any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions.

                  (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of any Notice Date, result in a Notional Total Profit (as defined below) of more than the Maximum Profit and, if exercise of the Option otherwise would result in the Notional Total Profit exceeding such amount, Grantee, at its discretion, may (in addition to any of the actions specified in Section 10(a) above) (i) reduce the number of Shares subject to the Option or (ii) increase the Purchase Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Maximum Profit; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1.

                  (c) For purposes of this Agreement, "Total Profit" shall mean:
(i) the aggregate amount (before taxes) of (A) any excess of (x) the net cash amounts or fair market value of any property received by Grantee pursuant to a sale of Option Shares (or securities into which such shares are converted or exchanged) to any unaffiliated party over (y) Grantee's aggregate purchase price for such Option Shares (or other securities), plus (B) any amounts received by Grantee on the repurchase of the Option by Issuer pursuant to Section 7, plus
(C) (x) any amounts received by Grantee on repurchase of Option Shares by Issuer pursuant to Section 7, less (y) Grantee's aggregate purchase price for such Option Shares, plus (D) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, plus (E) any termination fee paid by Issuer and received by Grantee pursuant to Section 8.2(c) of the Merger Agreement, minus (ii) the amounts of any cash previously paid by Grantee to Issuer pursuant to this Section 10 plus the value of the Option Shares (or other


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securities) previously delivered by Grantee to Issuer for cancellation pursuant to this Section 10.

                  (d) For purposes of this Agreement, "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall mean the Total Profit determined as of the Notice Date assuming that the Stock Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Option and held by Grantee and its affiliates as of such date, were sold for cash at the closing price per Share on the NYSE as of the close of business on the preceding trading day (less customary brokerage commissions).

                  (e) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer's obligation to pay, any termination fee provided for in Section 8.2(c) of the Merger Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed the Maximum Profit following receipt of such payment, Grantee shall be obligated to promptly comply with the terms of
Section 10(a).

                  (f) For purposes of Section 10(a) and clause (ii) of Section 10(c), the value of any Option Shares delivered by Grantee to Issuer shall be the Applicable Price of such Option Shares.

                  SECTION 11. Loss, Theft, Etc. of Agreement (and the Option Granted Hereby). This Agreement is exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of Shares purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date.


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Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

                  SECTION 12. Miscellaneous. (a) Expenses. Except as otherwise provided in Section 8 or in the Merger Agreement, each of the parties hereto shall bear and pay all expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

                  (b) Waiver and Amendment. Any provision of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (c) Entire Agreement; No Third-Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement, together with the Merger Agreement and the Arvin Stock Option Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire, or does not require Issuer to repurchase, the full number of Shares as provided in Sections 2 and 7, as adjusted pursuant to Section 6, it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of Shares as may be permissible without any amendment or modification hereof.

                  (d) Governing Law; Submission to Jurisdiction. (i) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN


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ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO
CHOICE OF LAW PRINCIPLES THEREOF); PROVIDED THAT THE FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS OF THE PARTIES SHALL BE GOVERNED BY THE LAWS OF THEIR RESPECTIVE STATES OF INCORPORATION (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF).

                  (ii) Each of Issuer and Grantee irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware or the State of Indiana, and each of Issuer and Grantee hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Issuer and Grantee hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

                  (e) Headings. The headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given as set forth in Section 9.2 of the Merger Agreement.

                  (g) Counterparts. This Agreement and any amendments hereto may be executed in two or more counterparts, each of which shall be considered one and the


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
same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

                  (h) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred prior to termination of the Option, Grantee, subject to and in compliance with the express provisions hereof, may assign in whole or in part its rights and obligations hereunder following such Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

                  (i) Representations and Warranties. The representations and warranties contained in Sections 4.1(a)(i) and 4.2(a)(i) of the Merger Agreement, and, to the extent they relate to this Stock Option Agreement, in Sections 4.2(b), (c), (f) and (g) and Section 4.1(c) of the Merger Agreement, are incorporated herein by reference.

                  (j) Further Assurances. In the event of any exercise of the Option by Grantee or the issuance of any Cash Exercise Notice by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                  (k) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

                  IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                                 MERITOR AUTOMOTIVE, INC.


                                 By: /s/ Larry D. Yost
                                     -------------------------------------------
                                     Name:  Larry D. Yost
                                     Title: Chairman of the Board and
                                            Chief Executive Officer



                                 ARVIN INDUSTRIES, INC.


                                 By: /s/ V. William Hunt
                                     -------------------------------------------
                                     Name:  V. William Hunt
                                     Title: Chairman, President and
                                            Chief Executive Officer



                                      16